                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                                AMENDMENT NO. 1

           Information to be Included in Statements Filed Pursuant to
               Rule 13d-1(b), (c) and (d) and Amendments Thereto
                               Filed Pursuant to

                      FURNITURE BRANDS INTERNATIONAL,INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                     458507
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 June 30, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act.

CUSIP NO. 458507                       13G                     PAGE 2 OF 8 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Furnishings International Inc. 43-1724507
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power      0

     Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power    0


     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power 0

       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power 0


    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

                                       0
--------------------------------------------------------------------------------

CUSIP NO. 458507                       13G                     PAGE 3 OF 8 PAGES
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        None
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        CO
--------------------------------------------------------------------------------

CUSIP NO.  458507                           13G               PAGE 4 OF 8 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        LifeStyle Furnishings International Ltd. 56-1977928
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Deleware
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power      0

     Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power    0


     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power 0

       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power 0


    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

                                       0
--------------------------------------------------------------------------------

CUSIP NO.  458507                           13G               PAGE 5 OF 8 PAGES
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        None
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        CO
--------------------------------------------------------------------------------

ITEM 1(a). NAME OF ISSUER:

Furniture Brands International, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

101 South Hanley Road 19th Floor St. Louis, MO 63105

ITEM 2(a). NAMES OF PERSON FILING:

Furnishings International Inc.
LifeStyle Furnishings International Ltd.

ITEM 2(b). ADDRESSES OF PRINCIPAL BUSINESS OFFICE:

1638 English Road
High Point, NC 27262

ITEM 2(c). CITIZENSHIP:

Delaware (both)

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

Common Stock

ITEM 2(e). CUSIP NUMBER:

458507

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
(c):

Not Applicable

ITEM 4. OWNERSHIP:

(a) Amount Beneficially Owned:      0

(b) Percent of Class:               None

(c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote:   0

         (ii)  shared power to vote or to direct the vote: 0

         (iii) sole power to dispose or to direct the disposition of:   0

         (iv)  shared power to dispose or to direct the disposition of: 0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
             SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

LifeStyle Furnishings International Ltd is the 100% owned subsidiary of Furnishings International Inc.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

(1) Furnishings International Inc., a Delaware corporation, is the parent holding company of LifeStyle Furnishings International Ltd.

(2) LifeStyle Furnishings International Ltd., a Delaware corporation, is a subsidiary of Furnishings International Inc.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP:

Not applicable

ITEM 10. CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:   July 9, 2002                 FURNISHINGS INTERNATIONAL INC.


                                       By: /s/Catherine T. McGee
                                           -------------------------------
                                           Catherine T. McGee
                                           Vice President, Treasurer and
                                             Chief Financial Officer


                                       LIFESTYLE FURNISHINGS INTERNATIONAL LTD.


Dated: July 9, 2002                   By: /s/Catherine T. McGee
                                           -------------------------------
                                           Catherine T. McGee
                                           Vice President, Treasurer and
                                             Chief Financial Officer